Exhibit 99.1

QUARTER ENDED MARCH 31, 2015

BEHRINGERHARVARD
OPPORTUNITY REIT I, INC.

I

First Quarter and Subsequent Events Overview

As of May 19, 2015


Chase Park Plaza

The Chase Park Plaza in St. Louis, Missouri

SUMMARY

Construction of Ablon at Frisco Square multifamily development is on-time and on-budget

Continuing to focus on the timely disposition of investment portfolio

Early 2016 Delivery Expected for Ablon at Frisco Square

Construction is on-time and on-budget at the Ablon at Frisco Square multifamily development in Frisco, Texas, a suburb of Dallas. Part of the Company's Frisco Square mixed-use project, this 275-unit multifamily community is slated for completion in early 2016. Construction commenced in the fall of 2014. Pre-leasing should begin soon. Frisco continues to benefit from the strong fundamentals and business conditions in the North Texas area and is among the fastest growing communities in the U.S.

Also at Frisco Square, construction of the previously announced public parking garages is progressing on schedule and is expected to be completed in the third quarter of 2015. We expect that these parking facilities will satisfy Frisco Square's parking obligations with the City of Frisco.



Frisco Square in Frisco, Texas

Continued Focus on Asset Dispositions

During the remainder of 2015, the Company will continue to pursue opportunities to dispose of certain investments, with a goal of winding up its operations over the next couple of years. All portfolio properties are in various stages of the marketing process. Also, the majority partner in the Central Europe joint venture is continuing to seek opportunities to liquidate this 20-property portfolio in an orderly manner over time.

Cash Position

We expect the Company to have sufficient cash to fund necessary capital improvements to portfolio properties, pay for leasing commissions and tenant improvements, and cover operating expenses as it positions its properties for sale. As of March 31, 2015, the Company's cash balance was $26.3 million, compared with $35.0 million at year-end 2014, primarily reflecting the funding of a portion of the Company's equity investment in the previously announced Frisco Square multifamily development and construction costs related to the public parking facilities.

Conclusion

The Company is continuing to work through the asset disposition phase of its lifecycle as expeditiously as possible while maximizing value for shareholders.

I

QUARTER ENDED MARCH 31, 2015

BEHRINGERHARVARD
OPPORTUNITY REIT I, INC.

15601 Dallas Parkway, Suite 600
Addison, TX 75001
866.655.3600
behringerinvestments.com

Financial Highlights

(in thousands, except per share data)	3 mos. ended Mar. 31, 2015	3 mos. ended Mar. 31, 2014
FFO	$ (737)	$ (640)
FFO per share	$ (0.01)	$ (0.01)
Distributions declared	$ –	$ –
Distributions per share	$ –	$ –
(in thousands)	*As of Mar. 31, 2015*	*As of Dec. 31, 2014*
Total assets	$ 309,234	$ 314,492
Total liabilities	$ 181,291	$ 180,454

Reconciliation of FFO to Net Loss

(in thousands, except per share amounts)	3 mos. ended Mar. 31, 2015	3 mos. ended Mar. 31, 2014
Net loss attributable to the Company	$ (4,295)	$ (4,173)
Adjustments for:		
Real estate depreciation and amortization[1]	3,594	3,533
Gain on sale of real estate	(36)	–
FFO[2]	$ (737)	$ (640)
GAAP weighted average shares: Basic and diluted	56,500	56,500
FFO per share	$ (0.01)	$ (0.01)
Net loss per share	$ (0.08)	$ (0.07)

[1]Includes our consolidated depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments which we account for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partner's share.
[2]FFO (Funds From Operations) should not be considered as an alternative to net income (loss), or as indications of our liquidity, nor is it either indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income can be found in our first quarter Form 10-Q on file with the SEC.

FORWARD-LOOKING STATEMENTS

This material contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Such factors include those described in the Risk Factors sections of Behringer Harvard Opportunity REIT I, Inc.'s filings with the Securities and Exchange Commission. Forward-looking statements in this material speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

PORTFOLIO SUMMARY

As of March 31, 2015

Nine portfolio investments consisting of:

- Central Europe portfolio investment– 20 retail and light industrial properties
- 3 office properties
- 2 hospitality properties
- 1 mixed-use property
- 1 mezzanine loan on a multifamily development
- 1 undeveloped resort project



Northpoint Central in Houston, Texas

SECOND QUARTER UPDATE CALL

TUESDAY
AUGUST
18

Please join us for the second quarter call on Tuesday, August 18, 2015 at 1:00 pm Central Time.

Further details about this call will be included in your next quarterly statement.

Published 06/15
©2015 Behringer
3009-1 OP1 Q1 Report 2015